Exhibit 10.15

Premises Lease Contract

This Premises Lease Contract (“Contract”) is entered into by and between:

Lessor (“Party A”): Shishi Feiying Plastic Co., Ltd.

And

Lessee (“Party B”): Quanzhou Sancai Garment Co., Ltd

This Contract is made and entered into by and between Party A and Party B with respect to the leasing of the premises hereunder in accordance with the Contract Law of the People’s Republic of China, the Law of the People's Republic of China on Administration of the Urban Real Estate and other relevant laws and regulations under the principles of equal footing, free will and mutual consultations.

Article 1  Lease of Premises

Party A leases to Party B the 2-4th floors of west section of apartment building A, located in Jiulongshan Development Zone, Hanjiang, Shishi, covering an area of 2,354.67 m2 (69 rooms) and plant building C, located at the same as above, covering an area of 5,169.93 m2, for purposes of garment-making plants, offices and dormitories of the employees.

Article 2  Terms of Lease:

The term of lease shall be from March 1st, 2010 to February 28th, 2013.

Article 3  Rentals, Deposits, Relevant Expenses and Payment Method:

1.	The rentals shall be RMB 5.5 Yuan/m2 (excluding taxes) calculated based on actual rental area;

2.
A deposit of 20,000 Yuan shall be paid by Party B to Party A upon the signing of this Contract and shall be refunded after the termination of this Contract and Party A’s acceptance of the premises and auxiliary facilities;

3.
Declaration of taxes and expenses such as housing property tax etc incurred during the term of lease shall be made by Party B in accordance with taxation regulations. If Party B fails to make tax declarations in time, all economic consequences and legal liabilities shall be assumed by Party B and are not related to Party A; the land use tax shall be borne by Party A.

4.
The rental shall be paid every four months during the contract period. The rental for the first four months shall be paid on the day on which this Contract is signed and rental for the next four months shall be paid 30 days prior to the expiration of the first four months, and the rest shall be done in the same manner.

5.	The lessee shall pay a wage of 1,500.00 Yuan to the security guard and share a public distribution of 450 kwh to the lessor.

6.
A transformer for the plant shall be provided by Party A. Water and electricity fees shall be charged based on the actual consumptions, with the water for the dormitory being 2.20 Yuan/ton, water for the plant being 3.50 Yuan/ton and the electricity based on actual consumption and electrical loss/same as the textile mill. The meters shall be read on the 16th day of each month and the relevant fees shall be paid to the financial department of Party A before 25th day of every month and Party A shall issue an ordinary receipt to Party B.

Article 4  Repair and Maintenance Obligations:

If the plant building and auxiliary facilities need examinations and repairs by Party A during the term of lease, Party B shall show cooperation with this regard. If the plant building suffers natural damages, the repair and maintenance fees shall be borne by Party A; if not, the fees shall be borne by Party B.

Article 5  Alterations:

1.
If the ownership of the premises is transferred to a third party by Party A, this Contract shall remain effective to the new owner of the premises and Party B. If the third party fails to perform this Contract, Party A shall pay a compensation of 500,000 Yuan to Party B.

2.	If Party A wants to put the house for sale, Party B shall be informed the 3 months in advance. In the event of all things being equal, Party B has the preferential right to purchase the premises.

Article 6  Liabilities for Breach of Contract:

1.	If Party A fails to deliver the premises to Party B for use in time, a penalty of 200.00 Yuan/day per building shall be paid by Party A;

2.
If Party A fails to do the repair and maintenance to the premises upon expiry of 30 days after receiving Party B’s written notice, Party A shall pay to Party B 200.00 Yuan per building as the liquidated damages;

3.
If Party B delays in paying the rental for more than 7 days, Party A has the right to cut off the electricity and water supply or even terminate this Contract unilaterally and take all possible actions to recover all rentals and charge an overdue fine at 0.3% of daily rentals on a daily basis.

4.
If Party B transfer the premises to a third party for use without Party A’s prior consent or makes use of the premises to engage in any illegal activities, Party B shall pay to Party A  RMB 20,000 Yuan as the liquidated damages and bear all legal responsibilities and economic losses arising therefrom.

5.	If Party B alters the structure of the premises without Party A’s prior consent, Party A has the right to request Party B to restore the premises and claim compensation from Party B.

Article 7  Exceptions from Liability:

If the premises are damaged and Party B suffers losses as a result of the Force Majeure, neither Party A nor Party B shall take any responsibilities.

Article 8  Dispute Resolutions:

Any dispute arising from or in the performance of this Contract shall be settled through amicable negotiation between the parties; if such negotiation fails, any of the parties may bring a lawsuit to the People’s Court at the location of the premises.

Article 9  Other agreed Issues:

1.
Social and legal responsibilities and obligations shall be assumed by Party B itself in its production and operation process, and Party A shall bear no part of the aforementioned responsibilities and obligations.

2.
The transformer and the switchboard provided by Party A for the convenience of Party B shall be maintained and repaired by Party A, and Party B shall not be responsible for any costs and repair fees etc arising therefrom during the contract period; the expense for annual inspection of the lift shall be borne by Party B during the term of lease.

3.	If Party B fails to find another appropriate plant building upon expiration of the lease term, Party A may consider extending the contract period for the convenience of Party B.

4.
If Party B fails to perform this Contract subject to the specified time limit and terminates this Contract earlier, the deposit shall not be refunded to Party B and Party B shall pay to Party A a compensation equaling 3 months of rentals.

5.	At least 45 days prior to the expiration of the lease period, the parties shall notify each other in writing if they intend to terminate this Contract or renew the lease.

6.
If Party A is aware that the premises and auxiliary facilities are damaged in the course of acceptance upon the termination of the contract, Party B shall be responsible for the repairs and compensate for the damages;

7.	Each party shall not hire employees who quit from the other party. Once found, the employee shall be dismissed by the party concerned.

This Contract comprising of two pages shall be made out in duplicate, each of which shall have the same force and effect, and each party shall hold one copy respectively. This Contract shall come into effect after it is signed by the parties.

Lessor: Shishi Feiying Plastic Co., Ltd	Lessee: Quanzhou Sancai Garment Co., Ltd
Address: Longshan Development Area, Hanjiang	Address:
Legal Representative: Wu Licong	Legal Representative: Ding Ruixia
Tel: 0595-88680828	Tel:
Signing Place: Feiying Company	Signing Place: Feiying Company
Signing Date: January 17, 2010	Signing Date: January 17, 2010